Exhibit 5.2

April 2, 2019

United States Securities and Exchange Commission

Dear Sirs and Mesdames:

Re:	Aurora Cannabis Inc.

We consent to the use in this Registration Statement on Form F-10 of Aurora Cannabis Inc. (the “Company”) of our report dated September 24, 2018, on the consolidated financial statements of the Company., which comprise the consolidated statements of financial position as at June 30, 2018 and 2017, the consolidated statements of comprehensive income (loss), consolidated statements of changes in equity and consolidated cash flows for the years then ended, and the notes, comprising a summary of significant accounting policies and other explanatory information included herein and to the reference to our firm under the heading “Experts” in such registration statement.

Yours truly,

/s/ MNP LLP

Chartered Professional Accountants